May 15, 2015

Schwartz Investment Trust
801 W. Ann Arbor Trail
Suite 244
Plymouth, Michigan 48170

Ladies and Gentlemen:
We have been requested by Schwartz Investment Trust, an Ohio business trust with transferable shares (the “Trust”) established under an Agreement and Declaration of Trust dated August 20, 1992 (the “Declaration”), for our opinion with respect to certain matters relating to the Ave Maria Catholic Values Fund (the “Acquiring Fund”), a series of the Trust.  We understand that the Trust is preparing to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Ave Maria Opportunity Fund (the “Acquired Fund”), a series of the Trust, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Form N-14 Registration Statement (the “Plan”).
We have, as special counsel to the Trust, participated in various business and other proceedings relating to the Trust.  We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.
We are admitted to the Bar of The Commonwealth of Massachusetts and generally do not purport to be familiar with the laws of the State of Ohio.  To the extent that the conclusions based on the laws of the State of Ohio are involved in the opinion set forth herein below, we have relied, in rendering such opinions, upon our examination of Chapter 1746 of Title 17 of the Ohio Revised Code, as amended, entitled “Business Trusts” and on our knowledge of interpretation of analogous common law of The Commonwealth of Massachusetts.
Based upon the foregoing, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust’s Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, and the potential charges described in the immediately following paragraph.

Schwartz Investment Trust
May 15, 2015

We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14 and to the reference to our firm in the Prospectus/Proxy Statement filed as part of the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/S/ SULLIVAN & WORCESTER LLP
SULLIVAN & WORCESTER LLP